Exhibit 99.1

News Release
For Immediate Release

GenCorp Announces Completion of Registered Exchange Offer
for its 7.125% Second-Priority Senior Secured Notes due 2021

SACRAMENTO, Calif. – November 15, 2013 – GenCorp Inc. (NYSE: GY) (“GenCorp”) announced today that it has completed its offer to exchange all of its outstanding $460 million aggregate principal amount of 7.125% Second-Priority Senior Secured Notes due 2021 for new 7.125% Second-Priority Senior Secured Notes due 2021 that have been registered under the Securities Act of 1933, as amended.

The exchange offer expired at 5:00 p.m., New York City time, on November 14, 2013 (such time and date, the “expiration date”). As of the expiration date, 100% of the 7.125% Second-Priority Senior Secured Notes due 2021 were validly tendered and accepted for exchange.

The exchange offer was made pursuant to a registration rights agreement entered into by GenCorp when it originally issued the securities in January 2013.

This press release is for informational purposes only and shall not constitute an offer to exchange, nor a solicitation of an offer to exchange, any securities. The exchange offer was made only pursuant to a prospectus for the exchange offer, dated October 16, 2013, and the related letter of transmittal, which were filed with the Securities and Exchange Commission.

Contact information:
Investors: Brendan King, treasurer  916.351.8618
Media: Glenn Mahone, vice president, communications  202.302.9941